Exhibit 20.1
                                                    ============

                        November 25, 1996

To: All Holders of Depositary Shares representing 1/100 of a share of 7% Cumulative Convertible Exchangeable Preferred Stock:

     1. Overview. International Technology Corporation (the "Corpora-tion") hereby notifies all holders (the "Holders") of Depositary Shares (the "Depositary Shares") each representing 1/100 of a share of 7% Cumulative Convertible Exchangeable Preferred Stock (the "7% Preferred Stock") of the Corporation pursuant to Section 8(c) of the Certificate of Designations (the "Certificate of Designations") of the Preferred Stock that the Corporation has consummated a transaction which constitutes an Ownership Change (as defined in the Certificate of Designations). As a result of the Ownership Change, from and after the date of this Notice until the close of business, Boston, Massachusetts time, on January 9, 1997, the Holders may, at their option, pursuant to Section 8(b) of the Certificate of Designations, convert their Depositary Shares into the common stock of the Corporation ("Common Stock") at a special conversion price described below.

     2. Ownership Change. On November 20, 1996, the Corporation consummated a transaction (the "Carlyle Investment") which is summarized below in Appendix A attached hereto. Based upon the advice of counsel, the Corporation believes that the Carlyle Investment constitutes an Ownership Change (as defined in the Certificate of Designations).

     3. Reverse Split. In addition to the Carlyle Investment, the Corporation also effected a 1-for-4 reverse stock split with respect to its Common Stock, pursuant to an amendment filed to the Corporation's Certificate of Incorporation on November 20, 1996 (the "Reverse Split"). The Officers' Certificate relating to adjustments made to the exercise price as a result of the Reverse Split is attached hereto as Appendix B. All share data herein relating to the Common Stock is adjusted to give effect to the Reverse Split.

     4. Special Conversion Rights. Pursuant to the special conversion rights triggered by the Carlyle Investment, each Preferred Holder may, at its option, convert all, but not less than all, of such Holder's Depositary Shares into Common Stock at a special conversion price (the "Special Conversion Price"). The Special Conversion Price is $12.68, which represents the higher of (i) the average closing price of the Common Stock for the five trading days ending on the day prior to the completion of the Carlyle Investment (which price is $9.72) and (ii) $12.68. After January 9, 1997, Holders will continue to have the right to convert Depositary Shares into Common Stock at the previous conversion price of $23.36. See "General Conversion Rights" below.

     5. Special Conversion Price. The Special Conversion Price is $12.68. Accordingly, each Depositary Share is convertible into 1.9716 shares of Common Stock (7.8864 shares of Common Stock prior to the Reverse Split). On November 21, 1996, the closing price of the Common Stock on the NYSE Composite Tape was $9-1/2 per share. See "Price Range of the Common Stock" below.

     6. Expiration of Special Conversion Rights. The special conversion rights described herein will expire at, and the latest time by which Holders may submit Depositary Shares for conversion at the Special Conversion Price is the close of business, Boston, Massachusetts time, on January 9, 1997.

     7. General Conversion Rights. Pursuant to Section 7 of the Certificate of Designations, generally and after the expiration of the special conversion rights on January 9, 1997, the Depositary Shares will be convertible only pursuant to Section 7 of

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the Certificate of Designations at the conversion price of $23.36 per share of Common Stock. At this conversion price, each Depositary Share would convert into 1.0702 shares of Common Stock.

     8. Date of Conversion. All Depositary Shares validly tendered for conversion shall be converted into shares of Common Stock after the close of business, Boston, Massachusetts time, on January 9, 1997.

     9. Procedure for Conversion. Each Holder who desires to convert Depositary Shares into Common Stock ,ust satisfy in full the requirements set forth in Section 7 of the Certificate of Designations prior to the close of business, Boston, Massachusetts time, on January 9, 1997.
Section 7(b) of the Certificate of Designations generally provides that:

          (a) each Holder who desires to convert Depositary Shares must surrender the depositary receipt(s) representing all Depositary Shares owned by such holder, duly endorsed or assigned to the Corporation or in blank, at the office of the transfer agent, First National Bank of Boston, by first class mail to P.O. Box 1889, Mail Stop 45-02-53, Boston, Massachusetts 02105, or by overnight delivery to 150 Royall Street, Mail Stop 45-02-53, Canton, Massachusetts 02021. Such holder must complete the conversion notice on the reverse side of his or her depositary receipts representing the Depositary Shares to be surrendered for conversion.
EACH HOLDER WHO DESIRES TO CONVERT DEPOSITARY SHARES INTO COMMON STOCK PURSUANT TO THE SPECIAL CONVERSION RIGHTS DESCRIBED HEREIN MUST SURRENDER DEPOSITARY RECEIPTS REPRESENTING ALL DEPOSITARY SHARES OWNED BY SUCH HOLDER. PURSUANT TO THE TERMS OF THE CERTIFICATE OF DESIGNATIONS, HOLDERS MAY NOT ELECT TO CONVERT ONLY A PORTION OF THEIR DEPOSITARY SHARES.

          (b) If the shares of Common Stock issuable upon conversion are not to be issued in the same name as the name in which such holder's Depositary Shares are registered, such holder must duly execute the form on the reverse side of his or her depositary receipts representing the Depositary Shares to be surrendered for conversion, with the endorsement or signature guaranteed by a financial institution that is a member of the Stock Transfer Association's approved medallion program (such as STAMP, SEMP OR MSP).

          (c) In the case of lost or destroyed Depositary Share receipts to be surrendered for conversion, the holder must immediately contact the transfer agent, First National Bank of Boston, and additional documentation necessary to be completed in order to effectively surrender such lost or destroyed Depositary Share receipts will be forwarded to such

    10. Irrevocability of Exercise of Special Conversion Rights. Any exercise by a Holder of the special conversion rights triggered by the Carlyle Investment shall be irrevocable, and no dividends on Depositary Shares validly tendered for conversion shall accrue from and after January 9, 1997.

     11. No Payment of Cash in Lieu of Common Stock. The Corporation will not exercise its option under Section 8 of the Certificate of Designations to pay cash in lieu of Common Stock for all shares of Depositary Shares tendered for conversion.

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     12.  Delivery of Shares of Common Stock.  All shares of Common Stock issuable to those Holders who have validly tendered their Depositary Shares will be delivered as promptly as practicable following such tender but in any event no later than the close of business on January 24, 1997, together with a check for any fractional shares issuable upon conversion.

     13. Price Range for the Common Stock. The Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange under the symbol ITX. The following table sets forth the high and low sale prices of the Common Stock, as reported by the NYSE for the periods indicated. All prices have been adjusted to give effect to the Reverse Split.

                   Fiscal Quarter ended              High     Low
                   --------------------              -----    ----

      June 30, 1994 . . . . . . . . . . . . . . . .  $13      $8
      September 30, 1994. . . . . . . . . . . . . .   15-1/2   9-1/2
      December 31, 1994 . . . . . . . . . . . . . .   18      11
      March 31, 1995. . . . . . . . . . . . . . . .   13       9
      June 30, 1995 . . . . . . . . . . . . . . . .   13-1/2   9-1/2
      September 29, 1995. . . . . . . . . . . . . .   15-1/2  11
      December 29, 1995 . . . . . . . . . . . . . .   13-1/2   9
      March 29, 1996. . . . . . . . . . . . . . . .   11       8
      June 28, 1996 . . . . . . . . . . . . . . . .   14       8-1/2
      September 27, 1996. . . . . . . . . . . . . .   12       7-1/2
      December 27, 1996 (through November 21, 1996)   11-1/2   8-7/8

     The Corporation has not paid a cash dividend on its Common Stock for the three years ended March 29, 1996. The Corporation's credit agreements prohibit cash dividends on its Common Stock.

     14. Price Range for the Depositary Shares. The Depositary Shares are listed on the NYSE under the symbol ITX pr. The following table sets forth the high and low sale prices of the Depositary Shares, as reported by the NYSE for the periods indicated.

                   Fiscal Quarter ended              High     Low
                   --------------------              -----    ----

      June 30, 1994 . . . . . . . . . . . . . . . .  $21-1/8  $15-1/2
      September 30, 1994. . . . . . . . . . . . . .   20-5/8   15-3/4
      December 31, 1994 . . . . . . . . . . . . . .   22-5/8   16-1/2
      March 31, 1995. . . . . . . . . . . . . . . .   18-1/4   15-3/4
      June 30, 1995 . . . . . . . . . . . . . . . .   19-3/4   15-3/4
      September 29, 1995. . . . . . . . . . . . . .   22-1/8   17-1/2
      December 29, 1995 . . . . . . . . . . . . . .   20-1/2   16-1/8
      March 29, 1996. . . . . . . . . . . . . . . .   18-1/8   16
      June 28, 1996 . . . . . . . . . . . . . . . .   20       16-3/4
      September 27, 1996. . . . . . . . . . . . . .   18-7/8   16-1/8
      December 27, 1996 (through November 21, 1996)   20-1/8   18-1/4

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     15.  Tax Consequences of Conversion.  Holders should consult their tax advisors for a determination of the tax consequences, if any, of converting their Depositary Shares into Common Stock.

     16. General. For further information about the matters discussed herein, please see the Certificate of Designations and the Corporation's Annual Report on Form 10-K for the fiscal year ended March 29, 1996, as amended, Quarterly Report on Form 10-Q for the quarter ended September 27, 1996, Current Reports on Form 8-K filed with the Securities and Exchange Commission on August 28, 1996, and November 20, 1996, respectively, and the Proxy Statement for the 1996 Annual Meeting of Stockholders, copies of which will be provided by the Corporation without charge upon request. Requests for the above or for more information on how to convert Depositary Shares should be directed to D.F. King, 77 Water Street, 20th Floor, New York, NY 10005, telephone no. 1-800-290-6432.

  Holders considering converting Depositary Shares into Common Stock are urged to carefully review such information.

                                Sincerely yours,

                                /s/

                                Anthony J. DeLuca
                                President and Acting Chief Executive
                                Officer

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                            APPENDIX A
                  SUMMARY OF CARLYLE INVESTMENT

     Pursuant to a Securities Purchase Agreement dated August 28, 1996 by and between certain investors affiliated with the Carlyle Group (collectively, "Carlyle") and the Corporation, Carlyle has made a cash investment of $45,000,000 in the Corporation in exchange for 45,000 shares of newly issued Cumulative Convertible Participating Preferred Stock, par value $100 per share (the "Carlyle Preferred Stock"), and warrants (the "Warrants") to purchase 1,250,000 additional shares of Common Stock, par value $.01 per share, of the Corporation (the "Common Stock"). Initially, the holders of the Carlyle Preferred Stock own approximately 38% of the voting power of the Corporation (43% assuming exercise of the Warrants). For so long as Carlyle continues to beneficially own shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders, then the holders of the Carlyle Preferred Stock will have the exclusive right, voting separately as a class, to elect (i) during the five-year period ending on November 20, 2001, the smallest number of directors that constitutes a majority of the Corporation's Board of Directors and (ii) subsequent to November 20, 2001, the greatest number of directors that constitutes a minority of the Board of Directors at any special meeting of stockholders called for such purpose, at any annual meeting and in any written consent pursuant to Delaware law.

     The initial conversion price of the Convertible Preferred Stock is $8.00 per share and the initial exercise price of the Warrants is $12.00 per share. If all shares of the Corporation's existing 7% Preferred Stock (represented by the Depositary Shares) were converted into Common Stock at the special conversion price of $12.68, the conversion price and exercise price of the Carlyle Preferred Stock could be reduced to as low as $5.80 and $8.72, respectively, ultimately creating additional dilution of the Common Stock.

     For a more detailed discussion about the Carlyle Investment, Holders are urged to review the Company's Proxy Statement dated October 30, 1996 for the 1996 Annual Meeting of Stockholders. Copies of the Proxy Statement will be provided by the Corporation without charge upon request. Requests should be directed to International Technology Corporation,
Attention: Investor Relations, 23456 Hawthorne Boulevard, Torrance, California 90505, 310-378-9933.

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                            APPENDIX B
                      OFFICERS' CERTIFICATE
                                OF
               INTERNATIONAL TECHNOLOGY CORPORATION

     Philip H. Ockelmann does hereby certify that:

     1. He is the Vice President, Finance and Treasurer of INTERNATIONAL TECHNOLOGY CORPORATION, a Delaware corporation (the "Corporation").

     2. The Corporation effected a 1-for-4 reverse stock split (the "Reverse Split") with respect to the common stock of the Corporation ("Common Stock") pursuant to an amendment to its Certificate of Incorporation filed on November 20, 1996, pursuant to which one share of Common Stock was issued for every four shares outstanding immediately prior to the Reverse Split.

     3. Pursuant to Section 7(d)(i) of the Certificate of Designations of 7% Cumulative Convertible Exchangeable Preferred Stock of International Technology Corporation (the "Certificate of Designations"), the Conversion Price (as defined in the Certificate of Designations) shall be adjusted to be $23.36 per share of Common Stock. At this adjusted Conversion Price, the number of shares of Common Stock to be delivered upon the surrender of one Depositary Share, representing 1/100 of a share of 7% Cumulative Convertible Exchangeable Preferred Stock would be approximately 1.0702 shares of Common Stock, as each share of 7% Cumulative Convertible Exchangeable Preferred Stock would be convertible into 107.02 shares of Common Stock.

     4. The adjustment to the Conversion Price was calculated by multiplying the former Conversion Price of $5.84 by four.

     5. The adjustment to the Conversion Price was required by the Reverse Split, pursuant to which one share of Common Stock was issued for every four shares previously outstanding.

     IN WITNESS WHEREOF, this Certificate has been signed by Philip H. Ockelmann, and attested to by James M. Redwine, of the Corporation, all as of November 25, 1996.


                           INTERNATIONAL TECHNOLOGY CORPORATION



                           By: ___/s/_________________________________
                           Name:          Philip H. Ockelmann
                           Title:         Vice President, Finance and
                                          Treasurer


Attest:
By: ___/s/____________________________
Name:  James M. Redwine
Title: Assistant Secretary

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